September 10, 2008

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Mobiform Software, Inc.

Ladies and Gentlemen:

We have read the statements made by Mobiform Software, Inc. in Item 4.01 of the accompanying Current Report on Form 8-K (Commission file number 333-150158), which is being filed with the U.S. Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ RAICH ENDE MALTER & CO. LLP

Raich Ende Malter & Co. LLP
Certified Public Accountants